Exhibit 19.1

BIOXCEL THERAPEUTICS, INC.

INSIDER TRADING COMPLIANCE POLICY

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

●	Section I provides an overview;
●	Section II sets forth the policies of the Company prohibiting insider trading;
●	Section III explains insider trading;
●	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
●	Section V sets forth additional transactions that are prohibited by this Policy;
●	Section VI explains Rule 10b5-1 trading plans; and
●	Section VII refers to the execution and return of a certificate of compliance.
I.	SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of BioXcel Therapeutics, Inc. (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company- imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors and employees of the Company and its subsidiaries (if any) (collectively, “Company Personnel”), as well as such Company Personnel’s spouse, minor children and any other family member sharing the same household as such Company Personnel and any other company, account, trust or other entity over which such Company Personnel has control (collectively, “Related Parties” and, together with Company Personnel, “Covered Persons”). Transactions by Related Parties should be treated for the purposes of this Policy and applicable securities laws as if they were for Company Personnel’s own account.Company Personnel will be responsible for compliance with this Policy by their Related Parties. This Policy extends to all activities within and outside the Company Personnel’s duties at the Company. All Company Personnel must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Financial Officer.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Covered Person shall purchase or sell any type of security while in possession of material, non- public information relating to the security, whether the issuer of such security is the Company or any other company.

These prohibitions do not apply to:

●	purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

●	bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company; or
●	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

In addition, no Covered Person shall directly or indirectly communicate (or “tip”) material, non- public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

●	trading by insiders while in possession of material, non-public information;
●	trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
●	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.	What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about:

●	corporate earnings or earnings forecasts;
●	possible mergers, acquisitions, tender offers or dispositions;
●	major new products or product developments;
●	important business developments such as trial results, developments regarding strategic collaborators or the status of regulatory submissions;
●	significant incidents and risks with respect to cybersecurity, data protection and personally identifiable information;
●	management or control changes;
●	significant financing developments including pending public sales or offerings of debt or equity securities;
●	defaults on borrowings;
●	bankruptcies; and
●	significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.	What is Non-Public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Financial Officer.

C.	Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Insiders subject to this Policy are responsible for ensuring that their Related Parties also comply with this Policy, and such Related Parties should be treated for the purposes of this Policy and applicable securities laws as if they were for the such insider’s own account.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	securities industry self-regulatory organization sanctions;
●	civil injunctions;
●	damage awards to private plaintiffs;
●	disgorgement of all profits;
●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,140,973 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
●	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include:

●	actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
●	friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
●	government employees who learned of such information in the course of their employment; and
●	other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.	Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.	Pre-Clearance Requirements

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other Company Personnel as are designated from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer as being subject to this pre-clearance process, as well as such officer’s, director’s and other Company Personnel’s Related Parties (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Financial Officer. Those designated as Pre-Clearance Persons are listed on Schedule I hereto, which list of Pre-Clearance Persons may be updated at any time and from time to time by the Chief Executive Officer or the Chief Financial Officer, and such current list shall be maintained in the Company’s records. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. For the avoidance of doubt, any designation by the Board of Directors of the Company Personnel who are subject to pre-clearance may be updated from time to time by the Chief Executive Officer or the Chief Financial Officer.

A request for pre-clearance may be oral or in writing (including without limitation by e-mail), should be made at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Financial Officer, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Financial Officer) that he, she or it is not aware of material, non-public information about the Company. The Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Financial Officer (or the Chief Executive Officer, in the case of the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer). A pre- cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

B.	Blackout Periods

No officer, director or other Company Personnel designated from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer as being subject to quarterly blackout periods, as well as such officer’s, director’s and other Company Personnel’s Related Parties, shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the seventh calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 24. Those subject to the quarterly blackout periods are listed on Schedule II hereto, which list may be updated at any time and from time to time by the Chief Executive Officer or the Chief Financial Officer, and such current list shall be maintained in the Company’s records.

Exceptions to the blackout period policy may be approved only by the Company’s Chief Executive Officer (or, in the case of an exception for the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer, the Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the Chief Executive Officer or the Chief Financial Officer, may recommend that some or all Company Personnel (including their Related Parties) suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

C.	Post-Termination Transactions

If any Company Personnel is in possession of material, non-public information when his or her service with the Company terminates, that individual and their Related Parties may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company
1.	Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to Company Personnel of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to- know basis.

In communicating material, non-public information to Company Personnel of the Company, all Company Personnel must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Financial Officer.

E.	Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All Company Personnel should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●	maintaining the confidentiality of Company-related transactions;
●	conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
●	restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
●	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
●	restricting access to areas likely to contain confidential documents or material, non-public information;
●	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
●	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions, whether or not unlawful, are not consistent with a long-term investment in the Company or are designed to profit from fluctuations in the price of the Company’s securities. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.	Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that Covered Persons are trading based on inside information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on or in any other organized market or on an over-the-counter market, are prohibited by this Policy.

C.	Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause Covered Persons to no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Financial Officer.

F.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	RULE 10B5-1 TRADING PLANS

A.	Overview

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and blackout periods, even when there is undisclosed material information. Rule 10b5-1 will protect Covered Persons from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Financial Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Covered Persons may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading blackout period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Covered Persons may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of 30 calendar days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

●	First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
●	Second, the Trading Plan must either:

●	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
●	include a written formula or computer program for determining the amount, price and date of the transactions; or
●	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
●	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan. For clarity, the requirements of this Section VI.A do not apply to any Trading Plan entered into by a venture capital partnership or other similar entity with which a director is affiliated. It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.
B.	Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 calendar days before trading outside of a Trading Plan and 180 calendar days before establishing a new Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading blackout period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 calendar days after the plan amendments are made.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

C.	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre- clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

D.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144

should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires        .” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

E.	Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

F.	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

G.	Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

H.	Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

I.	Limitation on Liability

None of the Company, the Chief Executive Officer, the Chief Financial Officer, the Authorizing Officer, the other Company Personnel or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre- clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Chief Financial Officer, the Authorizing Officer, the other Company Personnel or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all Company Personnel should execute and return to the Company’s Chief Financial Officer the Certification of Compliance form attached hereto as “Attachment A.”

* * * * *

Effective Date: August 12, 2020

ATTACHMENT A

CERTIFICATION OF COMPLIANCE

INSIDER TRADING COMPLIANCE POLICY OF BIOXCEL THERAPEUTICS, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) BioXcel Therapeutics, Inc., to comply fully with the policies and procedures contained therein.

NAME

SIGNATURE	DATE

TITLE

Schedule I

Pre-Clearance Persons

Directors

Executive officers

All other employees

Schedule II

Persons Subject to Quarterly Blackout Periods

Directors

Executive officers

All other employees